Exhibit 23.5

June 5, 2003

Board of Directors
Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, CA 90245

Board of Directors
General Motors Corporation
300 Renaissance Center
Detroit, MI 48265

Re:	Initially Filed Registration Statement on Form S-4 of

Hughes Electronics Corporation
Initially Filed Registration Statement on Form F-4 of
The News Corporation Limited

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 9, 2003, with respect to the fairness from a financial point of view to the holders of the Common Stock, par value $0.01 per share, of Hughes Electronics Corporation, a Delaware corporation (the “Company”), immediately prior to the Merger (as defined therein), of the Merger Consideration (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of April 9, 2003, by and among the Company, The News Corporation Limited, an Australia corporation (“News Corp”), and GMH Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of News Corp.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company and the Board of Directors of General Motors Corporation (“GM”) in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statements.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary— Fairness of the Transactions; Recommendation of the GM Board of Directors”, “The Transactions— GM Background and Considerations— Development of the Transactions by GM and Hughes”, “The Transactions— GM Background and Considerations— Recommendations of the Hughes Board of Directors, the GM Capital Stock Committee and the GM Board of Directors; Fairness of the Transactions”, “The Transactions— GM Background and Considerations— Fairness Opinions of Hughes’ Financial Advisors”, “The Transactions— GM Background and Considerations— Fairness Opinions of Hughes’ Financial Advisors— Goldman Sachs Fairness Opinion” and “The Transactions— GM Background and Considerations— Fairness Opinions of Hughes’ Financial Advisors— Financial Analyses of Hughes’ Financial Advisors”, and to the inclusion of the foregoing opinion in the Consent Solicitation/ Prospectus included in the above-mentioned versions of the Registration Statements. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned versions of the Registration Statements (including the Consent Solicitation/ Prospectus included in the above-mentioned versions of the Registration Statements) and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statements), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)